-----------					------------------------------
|FORM 5   |                                              OMB APPROVAL
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___ Check this box if no longer subject to	OMB Number 3235-0362
    Section 16.  Form 4 or Form 5 obligations	Expires:      January 31, 2005
    may continue.  See Instruction 1(b)		Estimated average burden
						hours per response ....... 1.0
						------------------------------



		     U.S. SECURITIES AND EXCHANGE COMMISSION
			     Washington, D.C. 20549



               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported


 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
	       Section 30(f) of the Investment Company Act of 1940


____________________________________________________________________________
1.   Name and Address of Reporting Person*

Hughes                         Edward                      J.
______________________________________________________________________________
   (Last)                           (First)             (Middle)

225 Franklin Street, 20th Floor
______________________________________________________________________________
				    (Street)

Boston					MA		02110
____________________________________________________________________________
   (City)                           (State)              (Zip)


____________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Detwiler, Mitchell & Co.  (Nasdaq: DMCO)
____________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


____________________________________________________________________________
4.   Statement for Month/Year

12/2002
____________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


============================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

Chief Operating Officer
____________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by 1 Reporting Person
     [_]  Form filed by more than 1 Reporting Person
____________________________________________________________________________





============================================================================
         Table I -- Non-Derivative Securities Acquired, Disposed of,
                        or Beneficially Owned
============================================================================








                                                                                               6.
                                                      4.                          5.           Owner-
                                                      Securities Acquired (A) or  Amount of    ship
                                          3.          Disposed of (D)             Securities   Form:        7.
                                          Transaction (Instr. 3, 4 and 5)         Beneficially Direct       Nature of
1.           2.          2a.              Code        --------------------------  Owned at End (D) or       Indirect
Title of     Transaction Deemed execution (Instr. 8)              (A)     Price   of Month     Indirect     Beneficial
Security     Date        date (if any)    ----------  Amount      or              (Instr. 3    (I)          Ownership
(Instr. 3)   (mm/dd/yy)  (mm/dd/yy)       Code    V               (D)              and 4)      (Instr. 4)   (Instr. 4)
----------------------------------------------------------------------------------------------------------------------



----------------------------------------------------------------------------------------------------------------------
Common Stock  12/31       n/a              J     V      3,230(1)   A      Various  42,579(2)    I            401K Plan
               2002
----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------


======================================================================================================================



Table II -- Derivative Securities Acquired, Disposed of, or Beneficially
            Owned (e.g., puts, calls, warrants, options, convertible securities)

=============================================================================

                                                                                                         10.
                                                                                                9.       Owner-
                                                                                                Number   ship
           2.                                                                                   of       Form
           Con-                                                                                 Deriv-   of     11.
           ver-                            5.                           7.                      ative    Deriv- Na-
           sion                            Number of                    Title and Amount        Secur-   ative  ture
           or                              Derivative   6.              of Underlying    8.     ities    Secur- of
           Exer-          3A.       4.     Securities   Date            Securities       Price  Bene-    ity:   In-
           cise   3.      Deemed    Trans- Acquired (A) Exercisable and (Instr. 3 and 4) of     ficially Direct direct
           Price  Trans-  Exec-     action or Disposed  Expiration Date ---------------- Deriv- Owned    (D) or Bene-
1.         of     action  ution     Code   of (D)       (Month/Day/Year)       Amount    ative  at End   In-    ficial
Title of   Deriv- Date    Date,     (Instr.(Instr. 3,   ----------------       or        Secur- of       direct Owner-
Derivative ative  (Month/ if any    8)     4 and 5)     Date    Expira-        Number    ity    Month    (I)    ship
Security   Secur-  Day/   (Month/   ------ ------------ Exer-   tion           of        (Instr.(Instr.  (Instr.(Ins.
(Instr. 3) ity     Year)  Day/Year) Code V (A)   (D)    cisable Date    Title  Shares    5)     4)       4)     4)
----------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------
Non-Qual-  $1.01   11/12/   A       50,000	  11/12/   11/12/  Common    50,000  $1.01   50,000   D
ified               2001                           2002     2005   Stock
Stock
Option
(right to
buy)(3)

---------------------------------------------------------------------------------------------------------------------
Incentive  $3.876  12/13/           25,000	  12/13/   12/13/  Common    25,000  $3.876  25,000   D
Stock               1999                           2000     2004   Stock
Option
(right to
buy)(3)

---------------------------------------------------------------------------------------------------------------------
Non-Qual-  $0.40   8/30/            12,500	  8/30/   8/31/   Common    12,500  $0.40    12,500  D
ified               1999                          1999     2004   Stock
Stock
Option
(right to
buy)(3)

---------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------


=====================================================================================================================

Explanation of Responses:
(1) Reported transaction includes 3,230 shares contributed to Reporting Persons 401K Plan in by employer in matching contributions.
    Stock purchased by employer on open market at various times throughout the year in dollar amounts equal to 50% of total contributions made by Reporting Person per year not to exceed 6% of such contributions.

(2) Total includes 5,579 shares held in 401(k) Plan of issuer as of December 31, 2002 representing matching contributions to Reporting Person's account since inception.

(3) Previously reported.




/s/ Edward J. Hughes                                       2/14/2003
---------------------------------------------            --------------------
      **Signature of Reporting Person                             Date



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

	  * If the form is filed by more than one reporting person, see instruction 4(b)(v)

	  **Intentional misstatements or omissions of facts constitute Federal
            Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed.

          If space provided is insufficient, see Instruction 6 for procedure.